Exhibit 99.1

American States Water Company Announces Earnings for the Three and Six Months Ended June 30, 2008

SAN DIMAS, Calif.--(BUSINESS WIRE)--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.54 and $0.53 per share respectively, for the three months ended June 30, 2008, as compared to basic and fully diluted earnings of $0.42 per share, reported for the three months ended June 30, 2007. Basic and fully diluted earnings were $0.84 per share for the six months ended June 30, 2008, as compared to basic and fully diluted earnings of $0.83 and $0.82 per share respectively, for the six months ended June 30, 2007.

Second Quarter 2008 Results

Net income for the second quarter ended June 30, 2008 increased by 26.8%, or $0.11 per diluted share, to $9.3 million compared to $7.3 million for the same period in 2007. The $0.11 per share increase in diluted earnings for the second quarter of 2008, as compared to the same period of 2007, is due to the following items:

  AWR recorded a pretax unrealized gain on purchased power of $1.7 million, or $0.06 per share, for the second quarter of 2008, as compared to a $236,000 unrealized loss, or $0.01 per share, for the same period of 2007, a net increase of $0.07 per share. As of June 30, 2008, there was a cumulative unrealized gain of $3.0 million which will be recognized as a decrease to income by December 31, 2008 when the contracts expire.
  The dollar water margin increased by $3.0 million, or $0.10 per share, during the second quarter of 2008, due to increased water rates approved by the California Public Utilities Commission (“CPUC”) subsequent to June 30, 2007. Water sales decreased slightly by approximately 1.5%.
  American States Utility Services, Inc. (“ASUS”), an AWR subsidiary, recorded a pretax operating loss of $608,000 for contracted services for the second quarter of 2008, declining by $2.1 million, or $0.07 per share, as compared to the second quarter of 2007 due primarily to a significant wastewater expansion project in 2007 at Fort Bliss. ASUS recognized pretax operating income of $2.1 million from this wastewater expansion project during the second quarter of 2007. While ASUS’ subsidiaries did undertake construction activity in the second quarter of 2008, the projects were on a smaller scale and there was no singularly significant project.
  AWR’s Golden State Water Company (“GSWC”) subsidiary recorded a net pretax gain on the sale of property of $238,000, or $0.01 per share, during the three months ended June 30, 2007. There was no similar gain in the same period of 2008.
  GSWC recorded $480,000 of interest income, or $0.02 per share, during the second quarter of 2008 in connection with the Internal Revenue Service’s (“IRS’s”) examination of AWR’s 2002 income tax return.
  Higher other operating expenses primarily consisting of administrative and general expenses and depreciation expense, as described below, were offset by a decrease in the effective income tax rate.

Total operating revenues increased by $1.1 million to $80.3 million for the second quarter of 2008, compared to revenues recorded in the second quarter of 2007, an increase of 1.3%. The table below sets forth summaries of operating revenues by segment:

(in thousands)	2008	2007	$ Change	% Change
Water	$65,370	$60,826	$4,544	7.5%
Electric	6,208	6,255	(47)	(0.8%)
Contracted services	8,735	12,165	(3,430)	(28.2%)
Total operating revenues	$80,313	$79,246	$1,067	1.3%

Water revenues for the second quarter of 2008 increased by $4.5 million or 7.5%. Contributing to this increase were rate increases approved by the CPUC subsequent to June 30, 2007, which added approximately $5.5 million to water revenues in the second quarter of 2008. This increase was partially offset by a decrease of approximately 1.5% in water sales due to changes in weather and the effects of conservation resulting from increased customer awareness.

Electric revenues from GSWC’s Bear Valley Electric Division decreased slightly by 0.8% to $6.2 million compared to $6.3 million for the three months ended June 30, 2007 due primarily to lower electric usage and a slight decrease in total customers.

Contracted services revenues are composed of construction revenues and management fees for operating and maintaining the water and/or wastewater systems at certain military bases. Such revenues decreased by $3.4 million during the second quarter of 2008 primarily due to revenues in 2007 related to the wastewater expansion project at Fort Bliss discussed previously, which generated $9.1 million of construction revenues in the second quarter of 2007. The reduction in revenues due to this 2007 project was partially offset by increased construction revenues at Andrews Air Force Base pursuant to its 50-year fixed-price contract, and $2.2 million of additional revenues generated from operating and maintaining the water and wastewater systems at military bases in North Carolina and South Carolina, both of which began during the first quarter of 2008. ASUS has requested price redeterminations at certain military bases. To date, ASUS has received interim increases to the management fees received for operating and maintaining the water and wastewater systems at these bases. The increases given were to cover inflation and were effective on the second anniversary dates of when ASUS began operating these bases.

Total operating expenses for the three months ended June 30, 2008, decreased to $60.7 million as compared to the $61.8 million recorded for the same period in 2007. Impacting the comparability of the two periods were: (i) increases in water supply costs primarily due to higher water rates charged from wholesale suppliers; (ii) an increase in the unrealized gain on purchased power contracts; (iii) a net increase in other operating expenses reflecting the commencement of operation of water and wastewater systems at military bases in North Carolina and South Carolina that began during the first quarter of 2008; (iv) increases in administrative and general expenses due to higher labor and employee benefits, and the commencement of operation at the military bases in North Carolina and South Carolina; (v) an overall net increase in maintenance expenses again reflecting the commencement of operation at these military bases, partially offset by a decrease in required and emergency maintenance activities on GSWC’s wells; (vi) an increase in depreciation and amortization expense reflecting, among other things, the effects of closing approximately $55.2 million of additions to utility plant during 2007; (vii) a decrease of $3.8 million in ASUS construction expenses primarily reflecting the construction-related expenses incurred in 2007 for a wastewater expansion project at Fort Bliss, partially offset by other smaller construction projects at other military bases that were completed in the second quarter of 2008; and (viii) a net pretax gain on the sale of property of $238,000 that occurred in 2007; there was no similar gain in the same period of 2008.

In summary, the table below sets forth pretax operating income by segment for the second quarter:

(in thousands)	2008	2007	$ Change	% Change
Water	$18,529	$15,981	$2,548	15.9%
Electric	1,673	(40)	1,713	4282.5%
Contracted services	(608)	1,527	(2,135)	(139.8%)
AWR parent	(13)	(11)	(2)	(18.2%)
Total pretax operating income	$19,581	$17,457	$2,124	12.2%

Interest expense decreased to $5.3 million compared to $5.6 million for the same period of 2007 primarily reflecting lower short–term interest rates, partially offset by an increase in short-term borrowing. The average interest rates on short-term borrowing for the three months ended June 30, 2008 was 3.3% as compared to an average of 6.1% during the same period of 2007. Average bank loan balances outstanding under AWR’s credit facility increased to $53 million for the second quarter of 2008 as compared to $33 million for the same period in 2007.

Interest income increased by $189,000 during the second quarter of 2008 due to the recording of $480,000 of interest income in connection with the IRS’s examination of AWR’s 2002 income tax return. The increase was partially offset by less interest earned on short-term cash surplus and a decrease in interest accrued on the uncollected balance of a litigation memorandum account authorized by the CPUC.

Income tax expense for the second quarter of 2008 increased by 11.0% to $5.8 million compared to $5.2 million for the same period of 2007, due primarily to an overall increase in pretax income. The overall effective tax rate (“ETR”) for the second quarter of 2008 was 38.4% compared to 41.6% for the same period of 2007. The decrease in the ETR is principally due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements. Flow-through adjustments increase or decrease tax expense in one period, with an offsetting increase or decrease occurring in another period.

Year-to-Date 2008 Results

Net income for the six months ended June 30, 2008 was $14.6 million, equivalent to $0.84 per common share on a basic and fully diluted basis, compared to $14.3 million or $0.83 and $0.82 per basic and fully diluted common share for the six months ended June 30, 2007, respectively.

Impacting the comparability in year-to-date diluted results are the following items:

  AWR recorded a pretax unrealized gain on purchased power of $4.5 million, or $0.15 per share, for the six months ended June 30, 2008, as compared to $2.5 million, or $0.09 per share, for the six months ended June 30, 2007, a net increase of $0.06 per share.
  The dollar water margin increased by approximately $5.7 million, or $0.19 per share, during the six months ended June 30, 2008 due to increased water rates approved by the CPUC subsequent to June 30, 2007 and a favorable supply mix change. However, this increase was partially offset by the decrease in water sales. A 5% decrease in water sales during the six months ended June 30, 2008 resulted in a $3.5 million decrease in water revenues. The 2008 water revenues were primarily impacted by changes in weather and the effects of conservation due to increased customer awareness.
  ASUS recorded a pretax operating loss of $1.1 million for contracted services during the first six months of 2008. This represents a decrease of $4.8 million, or $0.16 per share, during the six months ended June 30, 2008 compared to the pretax income recorded during the six months ended June 30, 2007 due primarily to a significant wastewater construction project in 2007 at Fort Bliss discussed in the quarterly result. ASUS recognized pretax operating income of $4.3 million from the wastewater expansion project during the six months ended June 30, 2007. There was no similar significant project during the six months ended June 30, 2008. Higher operating, maintenance, and administrative and general expenses also contributed to the decrease in ASUS’ pretax operating income.
  GSWC recorded a net gain on sale of property of $605,000, or $0.02 per share, during the six months ended June 30, 2007. There was no similar gain in the same period of 2008.
  GSWC recorded $480,000 of interest income, or $0.02 per share, during the second quarter of 2008, in connection with the IRS’s examination of AWR’s 2002 income tax return.
  Higher operating expenses at GSWC in 2008 primarily consisting of administrative and general, maintenance and depreciation expenses as described below, partially offset by a lower effective tax rate, contributed to an overall decrease of $0.07 per diluted shares to the results of operations.

Total operating revenues decreased by $2.3 million to $149.3 million for the six months ended June 30, 2008, compared to revenues of $151.5 million recorded in the same period of 2007, a decrease of 1.5%. The table below sets forth summaries of operating revenues by segment (in thousands):

	2008	2007	$ Change	% Change
Water	$117,459	$111,153	$6,306	5.7%
Electric	15,011	15,124	(113)	(0.7%)
Contracted services	16,785	25,239	(8,454)	(33.5%)
Total operating revenues	$149,255	$151,516	($2,261)	(1.5%)

Of the overall total decrease in revenues, water revenues increased by 5.7% due to rate increases approved by the CPUC subsequent to June 30, 2007, which added approximately $9.8 million to water revenues during the six months ended June 30, 2008. This increase was partially offset by a decrease in water sales due to changes in weather and increasing customer awareness of conservation during 2008 which caused water revenues to be lower by approximately $3.5 million compared to 2007. Electric revenues decreased slightly by 0.7% to $15.0 million due primarily to an increase of $128,000 in the regulatory liability for probable refunds to customers related to a reduction in costs associated with the 8.4 megawatt natural gas-fueled generation plant. Contracted services revenues, composed of construction revenues and management fees for operating and maintaining the water and/or wastewater systems at military bases decreased to $16.8 million, an $8.5 million decrease primarily due to the significant wastewater project in 2007 at Fort Bliss, previously discussed. There was no similar significant project during the six months ended June 30, 2008.

Total operating expenses for the first six months of 2008 decreased to $115.2 million as compared to the $117.2 million recorded for the same period in 2007. Impacting the comparability of the two periods were: (i) an overall increase in water supply costs reflecting higher water rates charged from wholesale suppliers, partially offset by a favorable change in the supply mix and lower customer usage; (ii) an increase of $2.0 million in the unrealized gain on purchased power contracts due to an increase in forward energy prices; (iii) increased other expenses including operating, administrative and general, and maintenance resulting from higher labor costs and the commencement of operation of water and wastewater systems at military bases in North Carolina and South Carolina, previously discussed; (iv) increased depreciation and amortization; (v) a decrease of $9.0 million in ASUS construction expenses reflecting primarily the costs incurred in 2007 for the wastewater expansion project at Fort Bliss, and (vi) a net pretax gain of $605,000 on the sale of property in 2007.

In summary, the table below sets forth pretax operating income by segment for the six months ended June 30, 2008 and 2007:

(in thousands)	2008	2007	$ Change	% Change
Water	$30,224	$27,111	$3,113	11.5%
Electric	5,084	3,612	1,472	40.8%
Contracted services	(1,149)	3,691	(4,840)	(131.1%)
AWR parent	(116)	(106)	(10)	(9.4%)
Total pretax operating income	$34,043	$34,308	($265)	(0.8%)

Interest expense decreased for the six months ended June 30, 2008 reflecting a decrease in short-term interest rates, partially offset by an increase in the average level of borrowing as compared to the same period in 2007.

Interest income decreased slightly due to less interest earned on short-term cash surplus and a decrease in interest accrued on an uncollected balance authorized by the CPUC due to lower interest rates. These decreases were almost completely offset by the recording of $480,000 in 2008 of interest income in connection with the IRS’s examination of AWR’s 2002 income tax returns, discussed above.

For the six months ended June 30, 2008, income tax expense decreased by 1.8% to $10.0 million compared to $10.2 million for the six months ended June 30, 2007 due primarily to a decrease in the ETR. The overall ETR for the six months ended June 30, 2008 was 40.8% as compared to a 41.7% ETR applicable to the six months ended June 30, 2007. The decrease in the ETR for the six months ended June 30, 2008 is principally due to differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements. The decrease in the ETR was partially offset by a slight increase in pretax income on a company-wide basis.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Second Quarter 2008 Earnings Release Conference Call – The Company will host a conference call today, August 7, 2008 at 11:00 a.m. Pacific Time (“PT”), during which management will be making a brief presentation focusing on the Company’s 2008 second quarter results, strategies, and operating trends.

Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Thursday, August 7, 2008 at 3:00 p.m. PT and will run through Thursday, August 14, 2008. The dial-in number for the audio replay is (800) 642-1687, Confirmation ID# 56212702.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona, and portions of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets
	June 30,	December 31,
(in thousands)	2008	2007
	(Unaudited)
Assets
Utility Plant-Net	$801,451	$776,379
Other Property and Investments	23,206	21,599
Current Assets	69,984	63,015
Regulatory and Other Assets	107,900	102,905
	$1,002,541	$963,898
Capitalization and Liabilities
Capitalization	$576,295	$569,355
Current Liabilities	119,291	94,251
Other Credits	306,955	300,292
	$1,002,541	$963,898

Condensed Statements of Income	Three months ended		Six months ended
(in thousands, except per share amounts)	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Operating Revenues	$80,313	$79,246	$149,255	$151,516

Operating Expenses:
Supply Costs	$20,547	$19,024	$36,687	$35,855
Unrealized (gain) loss on purchased power contracts	(1,664)	236	(4,507)	(2,474)
Other operating expenses	7,053	6,559	15,049	13,156
Administrative and general expenses	14,943	13,664	29,770	26,671
Maintenance	4,770	4,353	8,542	7,326
Depreciation and amortization	7,810	7,088	15,603	14,177
Property and other taxes	2,839	2,843	5,759	5,773
ASUS construction expenses	4,434	8,260	8,309	17,329
Net gain on sale of property	-	(238)	-	(605)
Total operating expenses	$60,732	$61,789	$115,212	$117,208

Operating income	$19,581	$17,457	$34,043	$34,308

Interest expense	(5,294)	(5,570)	(10,672)	(11,066)
Interest income	775	586	1,136	1,152
Other	7	63	121	132

Income From Operations Before Income Tax Expenses	$15,069	$12,536	$24,628	$24,526

Income tax expense	5,786	5,214	10,041	10,220

Net Income	$9,283	$7,322	$14,587	$14,306

Weighted Average Shares Outstanding	17,248	17,094	17,243	17,066
Earnings Per Common Share	$0.54	$0.42	$0.84	$0.83
Weighted Average Diluted Shares	17,325	17,146	17,362	17,121
Earnings Per Diluted Share	$0.53	$0.42	$0.84	$0.82
Dividends Declared Per Common Share	$0.250	$0.235	$0.500	$0.470

CONTACT:
American States Water Company
Robert J. Sprowls, Executive Vice President-Finance,
Chief Financial Officer, Treasurer
and Corporate Secretary
909-394-3600, ext. 647